Duma Energy Enters Negotiations for African Concession

Houston, Texas - July 11, 2012 - Duma Energy Corp. (OTCBB: DUMA) (the "Company") is pleased to announce that it has entered into the final stage of negotiations regarding the proposed acquisition by the Company of a private corporation with a significant interest in an African concession totaling approximately 6 million acres (25,000 square km) (the "Proposed Acquisition"). The Company is seeking to expand beyond its current U.S. operations and acquire highly prospective opportunities in emerging exploration regions.

"Our success in the last two years has put us in a strong position for growth. We believe it is the right time to be aggressive and continue to pursue our stated goal of seeking projects that offer huge potential returns. There are great opportunities out there," said Jeremy G. Driver, President and Chief Executive Officer of Duma Energy Corp.

Any such Proposed Acquisition will be subject to the execution of definitive acquisition documentation together with the satisfaction of certain conditions precedent which would be standard in acquisitions of this type.

About Duma Energy Corp.

Duma Energy Corp. is an aggressive growth company actively producing oil and gas in the continental United States, both on and offshore. Duma Energy will continue increasing revenue, cash flow, and reserves to fund its aggressive growth through acquisition and participation in projects with the potential of providing exponential returns for shareholders. Further information can be found on the Company's website at www.duma.com.

Investor Relations
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Forward-looking Statements

This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which contain words such as "expect," "believe" or "plan," by their nature address matters that are, to different degrees, uncertain. These uncertainties may cause actual future events to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements.